YOUNG INNOVATIONS, INC.

February 22, 2007

Mr. Alfred E. Brennan

2401 Harnish Drive - Suite 100

Algonquin, Illinois 60102

Dear Mr. Brennan:

In connection with you entering into the Employment Agreement with Young Innovations, Inc. (the “Company”), dated January 31, 2007 (the “Employment Agreement”) and your provision of services over the initial Term of the Employment Agreement, the Compensation Committee of the Board of Directors of the has determined to pay a retention bonus to you. The terms of the retention bonus are set forth below:

In consideration for the provision of services by Mr. Brennan over the initial Term of the Employment Agreement, the Company shall pay on the date hereof a retention bonus equal to $450,000 (the “Retention Bonus”) which shall be earned for services performed over the initial Term. In the event the Employment Agreement is terminated during the initial Term by the Company for any reason or if Mr. Brennan terminates his employment with the Company for any reason during the initial Term, Mr. Brennan shall immediately return to the Company, the pro rata portion of the Retention Bonus based on the number of months remaining between the termination date and the end of the initial Term. During the initial Term, Mr. Brennan shall provide the Compensation Committee, on an annual basis, written confirmation that he has sufficient assets to allow him to return to the Company any amount owed pursuant to the preceding sentence. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

If the foregoing is acceptable please execute this letter agreement as provided below.

Very truly yours,

YOUNG INNOVATIONS, INC.

By: /s/ Arthur L. Herbst, Jr.

Its:

Accepted and agreed

this 22nd day of February, 2007

By: /s/ Alfred E. Brennan

Alfred E. Brennan